CENTERPLATE COMPLETES MERGER WITH
KOHLBERG & COMPANY
     Stamford, CT – January 27, 2009 – Centerplate, Inc. (AMEX:CVP; TSX: CVP:un) today announced the completion of its previously announced merger with an affiliate of Kohlberg & Company, L.L.C.
     The unit holders of Centerplate voted to approve the proposed merger agreement that the company entered into on September 18, 2008 and amended on December 23, 2008 at a special meeting held today, January 27, 2009. Holders of 50.65% of Centerplate’s outstanding voting shares voted for the merger agreement. As a result of the transaction, each issued and outstanding share of Centerplate common stock was cancelled and converted automatically into the right to receive $0.01 in cash.
     As previously disclosed, in the related tender transaction, holders of approximately $73,200,198 of the outstanding principal amount of the notes, which represents 61.2% of the $119,596,334.10 outstanding principal amount of the notes have tendered their notes and delivered consents. Each unit holder who properly tendered their subordinated notes will receive $2.49 per note, plus accrued and deferred interest. Centerplate has accepted all of the tendered notes for payment.
     Janet L. Steinmayer, President and CEO of Centerplate said, “We are pleased that our unit holders have approved this transaction. We look forward to working with Kohlberg to continue to provide the highest levels of customer service to our clients.”
     As a result of the merger, Centerplate’s income deposit security (IDS) will no longer trade on the American Stock Exchange or the Toronto Stock Exchange.
     The subordinated notes not purchased in the tender offer will remain outstanding and be governed by the terms of the indenture, as amended by the supplemental indenture entered into on January 23, 2009. Interest on notes that remain outstanding, will be paid in cash, along with the deferred and accrued interest on those notes, at the next regularly scheduled payment date to holders of record.
About Centerplate
     Centerplate, with its principal executive office in Stamford, CT, is a leading provider of food and related services including concessions, catering and merchandise services in more than 130 sports facilities, convention centers and other entertainment venues throughout the United States and Canada. Visit the company online at www.centerplate.com.
About Kohlberg & Company
     Kohlberg & Company, L.L.C. is a leading private U.S. equity firm with offices in Mt. Kisco, New York and Menlo Park, California. Since its inception in 1987, Kohlberg has completed more than 90 platform and add-on acquisitions as the control investor in a variety of industries including manufacturing, healthcare, consumer products and service industries. Kohlberg has invested a total of $2 billion in equity across six private equity funds with aggregate transaction value of approximately $7 billion.
Forward-Looking Statements
     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur.
     Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, the company’s borrowing capacity, the provisions of the credit agreement, the provisions of the indenture, adverse weather conditions and other factors, as well as the risks identified in our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com